SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of
               the Securities Exchange Act of 1934
                      (Amendment No.      )


Filed by Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or
    Section 240.14a-12

                 STATE STREET BOSTON CORPORATION
        _________________________________________________
         (Name of Registrant as Specified in its Charter)


           ___________________________________________
            (Name of Person(s) Filing Proxy Statement,
                   if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),
     14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.

[ ]  $500 per each party to the controversy pursuant to Exchange
     Act Rule 14a-6(i)(3).

[ ]  Fee computed on table below per Exchange Act Rules
     14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:
          _______________________________________________________

     (2)  Aggregate number of securities which transaction
          applies:
          _______________________________________________________

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
          _______________________________________________________

     (4)  Proposed maximum aggregate value of transaction:
          _______________________________________________________

     (5)  Total fee paid:
          _______________________________________________________


[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid:
          ______________________________________________________

     (2)  Form, Schedule or Registration Statement No.:
          ______________________________________________________

     (3)  Filing Party:
          ______________________________________________________

     (4)  Date Filed:
          ______________________________________________________


Notes:  The fee was wired to Mellon Bank account on 3/9/95.

              [M. CARTER'S STATE STREET LETTERHEAD]










                                   March 14, 1995






DEAR STOCKHOLDER:

     You are cordially invited to attend the 1995 Annual Meeting of Stockholders of State Street Boston Corporation. The meeting will be held in the Enterprise Room at 225 Franklin Street, Boston, Massachusetts on Wednesday, April 19, 1995, at 10:00 a.m. Your Board of Directors and management look forward to greeting those stockholders able to attend.

     The notice of meeting and proxy statement which follow describe the business to be conducted at the meeting. In addition to a proposal to elect directors, you will be asked to approve the Senior Executives Annual Incentive Plan and the performance goals under the Plan. State Street's goal is to be the leading global servicer of financial assets. To help achieve this goal in competitive global markets, State Street's executive compensation program is designed to link executive compensation directly to the Corporation's performance, growth in stockholder value and the contribution of the executives to those results. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THESE PROPOSALS.

     Your vote is very important. Whether or not you plan to attend the meeting, please carefully review the enclosed proxy statement. Then complete, sign, date and mail promptly the accompanying proxy in the enclosed return envelope. To be sure that your vote will be received in time, please return the proxy at your earliest convenience.

     We look forward to seeing you at the Annual Meeting so that we can update you on our progress. Your continuing interest is very much appreciated.

                                   Sincerely,

                                   Marshall N. Carter

                    [STATE STREET LETTERHEAD]









          NOTICE OF 1995 ANNUAL MEETING OF STOCKHOLDERS


To the Stockholders of
     STATE STREET BOSTON CORPORATION:

     The 1995 Annual Meeting of Stockholders of State Street Boston Corporation will be held on Wednesday, April 19, 1995, at 10:00 a.m., Eastern Time, at 225 Franklin Street, Fifth Floor, Boston,
Massachusetts, for the following purposes:

     1.   To elect six directors, each for a three-year term;

     2. To approve the Senior Executives Annual Incentive Plan and the performance goals under the Plan; and

     3. To act upon such other business as may properly come before the meeting.

     Stockholders of record at the close of business on February
28, 1995 are entitled to notice of and to vote at the meeting and any adjournments thereof.

     PLEASE MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE
ENVELOPE PROVIDED FOR YOUR USE.  FURNISHING THIS PROXY WILL NOT
AFFECT YOUR RIGHT TO REVOKE THIS PROXY OR TO VOTE IN PERSON SHOULD YOU ATTEND THE MEETING.


                              By Order of the Board of Directors,


                                        John R. Towers
                                           Secretary



March 14, 1995
                 STATE STREET BOSTON CORPORATION
         225 Franklin Street, Boston, Massachusetts 02110

                         PROXY STATEMENT

     This Proxy Statement, which is scheduled to be sent to stockholders beginning on March 14, 1995, is furnished in connection with the solicitation by the Board of Directors of State Street Boston Corporation (the "Corporation") of proxies for the 1995 Annual Meeting of Stockholders of the Corporation to be held on April 19, 1995 and at any adjournments thereof. The Board of Directors has fixed the close of business on February 28, 1995 as the record date for determining the stockholders entitled to notice of and to vote at the meeting. On the record date 82,518,160 shares of Common Stock of the Corporation were outstanding and entitled to be voted at the meeting.

     All shares represented by properly executed proxies, if such proxies are received in time and not revoked, will be voted at such meeting in accordance with any specifications thereon or, if no specifications are made, proxies will be voted in accordance with the recommendations of the Board of Directors. Each share of Common Stock is entitled to one vote. Any proxy may be revoked at any time before it is voted by notifying the Secretary in writing, by executing a later dated proxy or by notifying the Secretary at the meeting and voting in person.

     The Corporation will bear the cost of soliciting proxies. The solicitation of proxies will be made primarily by mail. Proxies may also be solicited personally and by telephone by regular employees of the Corporation and its principal subsidiary, State Street Bank and Trust Company (the "Bank"), without any additional remuneration and at minimal cost. The Board of Directors intends to request banks, brokerage houses, custodians, nominees and fiduciaries to forward soliciting material to their principals and to obtain authorization for the execution of proxies. In addition, the Corporation has retained D.F. King and Co. to aid in the solicitation of proxies. The cost of such services is $9,000, plus expenses.

                      ELECTION OF DIRECTORS

     In accordance with Massachusetts law, the By-laws of the Corporation provide for the classification of the Board into three classes of directors as nearly equal in number as possible, each class serving a three-year term, with one class of directors to be elected at each annual meeting of stockholders for the term specified and to continue in office until their successors are elected and qualified. The exact number of directors is to be determined by vote of the Board of Directors. Pursuant to the By-laws, at a meeting on December 15, 1994, the Board of Directors fixed the number of directors at 17, effective with the 1995 Annual Meeting. There are currently 17 directors of the Corporation. Alfred Poe was elected a Class II director on June 16, 1994.

     It is intended that shares represented by proxies solicited by the Board of Directors will, unless contrary instructions are given, be voted for the election of the six nominees listed below as directors. Although the Board of Directors does not contemplate that any nominee will be unavailable for election, in the event that vacancies occur unexpectedly, such shares may be voted for substitute nominees, if any, as may be designated by the Board of Directors. Information relating to each nominee for election as director and for each continuing director, including his or her period of service as a director of the Corporation, principal occupation and other biographical material is shown below.

DIRECTORS TO BE ELECTED AT THE 1995 ANNUAL MEETING

CLASS II

JOSEPH A. BAUTE                               Director since 1990

     Consultant to Markem Corporation, which provides systems and services to mark customer products, since June 1993. Mr. Baute, age 67, was for many years the chairman and chief executive officer of Markem Corporation. He joined Markem in 1954 and held engineering, sales and marketing positions until 1968 when he became vice president and chief operating officer for Markem-USA, Markem U.K. and Markem Europa. He was elected president and director of Markem Corporation in 1973, chief executive officer in 1977 and chairman in 1979. He is a director of Nashua Corporation, Houghton Mifflin Company, Dead River Company and Infosoft International. He is past director and chairman of the Federal Reserve Bank of Boston. Mr. Baute received B.A. and M.S. degrees from Dartmouth College.

LOIS D. JULIBER                               Director since 1991

     President of Colgate-Palmolive, North America since 1994 and a corporate officer of Colgate-Palmolive Company, a consumer products company. She was chief technological Officer of Colgate-Palmolive from 1992 through 1994 and president of the Far East division, from 1988 through 1991. From 1973 to 1988, she was employed by General Foods Corporation as a vice president. Ms. Juliber, age 46, holds a B.A. degree from Wellesley College and an M.B.A. degree from Harvard University. She is a trustee of the Brookdale Foundation and Wellesley College and a member of the Committee of 200.

CHARLES R. LAMANTIA                           Director since 1993

     President and Chief Executive Officer of Arthur D. Little, Inc., which provides management, technology and environmental consulting services. Dr. LaMantia, age 55, was president and chief operating officer of Arthur D. Little, Inc. from 1986 to 1988. Prior to rejoining Arthur D. Little in 1986, he was president of Koch Process Systems, Inc. From 1977 to 1981, Dr. LaMantia was vice president in charge of Arthur D. Little's services to the chemical, metals and energy industries, having assumed that position after 10 years on the firm's consulting staff. He is a member of the board of governors of the New England Medical Center, a member of The Conference Board and the Massachusetts Business Roundtable and an overseer of WGBH and the Boston Museum of Science. Dr. LaMantia received B.A., B.S., M.S. and Sc.D. degrees from Columbia University and attended the Advanced Management Program at Harvard Business School.

ALFRED POE                                    Director since 1994

     President of Meal Enhancement Group and Corporate Vice President of Campbell Soup Company, a food manufacturing company. Mr. Poe, age 46, joined Campbell Soup Company in 1991. From 1982 to 1991, Mr. Poe was with Mars, Inc. and held various sales and marketing assignments in the United States and the United Kingdom. He is a member of the board of directors of Imaging Technologies Corporation and LEAD. Mr. Poe holds a B.S. degree from Polytechnic Institute of Brooklyn and an M.B.A. from the Harvard Graduate School of Business.
DAVID A. SPINA                                Director since 1989

     Vice Chairman, Treasurer and Chief Financial Officer of the Corporation. Mr. Spina, age 52, joined State Street in 1969 as a credit analyst. In 1977, he was appointed Treasurer and Chief Financial Officer. Mr. Spina was elected Executive Vice President in 1982 and Vice Chairman in 1992. Mr. Spina is responsible for the development of corporate management functions and oversees the integration of major support functions with the Corporation's business units. He is chairman of Massachusetts Housing Investment Corporation, a director of the Metropolitan Boston Housing Partnership, Inc., chairman of the board of trustees of the Dana Hall School, a member of Boston's Coordinating Committee and a member of the Banker's Roundtable. Mr. Spina holds a B.S. degree from the College of the Holy Cross and an M.B.A. degree from Harvard University. He was an officer in the United States Navy from 1964 to 1969.

ROBERT E. WEISSMAN                            Director since 1989

     President, Chief Executive Officer and Director of The Dun & Bradstreet Corporation, provider of information services. Mr. Weissman, age 54, joined Dun & Bradstreet in 1979. He became Chief Executive Officer on January 1, 1994. He is a member of the Institute of Management Accountants, the Society of Manufacturing Engineers, the Institute of Electrical and Electronic Engineers, The Business Roundtable, the Committee for Economic Development and The U.S.-Japan Business Council and is a trustee of Babson College. Mr. Weissman received a degree in Business Administration from Babson College in 1964.


DIRECTORS SERVING UNTIL THE 1996 ANNUAL MEETING

CLASS III

TENLEY E. ALBRIGHT, M.D.                      Director since 1993

     Chairman, Western Resources, Inc., a company which plans to develop a research and development park and a senior care facility, since 1994. Following 23 years in the private practice of general surgery, Dr. Albright, age 59, founded and became chairman of a clinical research laboratory. She is a member of the board of directors of The West Company and the Whitehead Institute for Biomedical Research and a member of the corporation of Woods Hole Oceanographic Institution and New England Baptist Hospital. She graduated from Harvard Medical School after attending Radcliffe College and has received honorary degrees from Williams College, Hobart and William Smith Colleges, Russell Sage College, New England School of Law, Chatham College and State University of New York at Cortland. Dr. Albright won the Gold Medal in figure skating at the 1956 Olympics in Cortina, Italy.

MARSHALL N. CARTER                            Director since 1991

     Chairman, President and Chief Executive Officer of the Corporation. Prior to joining State Street in 1991, Mr. Carter, age 54, was with Chase Manhattan Bank for 15 years, the last three years as head of global securities services. He served as a Marine Corps officer in Vietnam for two years where he was awarded the Navy Cross and Purple Heart and had international affairs service as a White House Fellow. Mr. Carter is a member of the board of directors of Euroclear in Brussels, the co-chairman of the U.S. Working Group for the Group of Thirty and a member of the Federal Advisory Council of the Board of Governors of the Federal Reserve System. Mr. Carter holds a degree in civil engineering from the U.S. Military Academy at West Point and masters degrees from the Naval Postgraduate School and George Washington University.

NADER F. DAREHSHORI                           Director since 1990

     Chairman of the Board, President and Chief Executive Officer of Houghton Mifflin Company, publisher, since 1990. Mr. Darehshori, age 58, served as college division vice president and manager of Houghton Mifflin's midwestern sales region from 1984 until he was promoted to vice president and director of the college division in 1986. In 1987 he was elected senior vice president, college division. He was promoted to executive vice president and then to vice chairman in 1989. Mr. Darehshori has served as a director of Houghton Mifflin Company since 1989 and is chairman of its executive committee. He is a director of Commercial Union Corporation and the Massachusetts Business Roundtable. He is a trustee of Wellesley College and the WGBH Foundation. He is a member of the national executive board of the National Conference of Christians and Jews and the Dana Farber National Advisory Council for the Women's Cancer Program. Mr. Darehshori also serves on the boards of the Boston Public Library Foundation, the Boston Symphony Orchestra and the New England Conservatory of Music.

CHARLES F. KAYE                               Director since 1979

     President, Transportation Investments, Incorporated, a lessor and asset manager of intermodal transportation equipment, since 1990. Mr. Kaye, age 67, is a graduate of St. Thomas University and received a J.D. degree from Boston College Law School. He was senior partner of the firm of Kaye, Sheldon and Barton and special counsel to the Massachusetts Institute of Technology before joining XTRA Corporation in 1967 as a director and general counsel. Mr. Kaye became vice chairman in 1970 and served as chairman, president and chief executive officer of XTRA from 1973 to 1990. Mr. Kaye is a trustee of Bentley College and Lawrence Academy, a member of the Visiting Committee of the Massachusetts General Hospital, chairman of the Alpha Omega Foundation and town moderator of Littleton, Massachusetts. He has been the recipient of the Association of American Railroads annual Intermodal Man of the Year Award and the Air Force Association Distinguished Service Award.

JOHN M. KUCHARSKI                             Director since 1991

     Chairman of the Board, President and Chief Executive Officer of EG&G, Inc., which provides scientific and technological products and services worldwide. Mr. Kucharski, age 59, joined EG&G in 1972 and was elected president and director in 1986. He is a director of Nashua Corporation, New England Electric System and Eagle Industry Co. Ltd. He serves on the boards of trustees of Marquette University and George Washington University. He is also a member of the president's council and the advisory council to the College of Engineering of Marquette University. Mr. Kucharski holds a B.S degree from Marquette University, a J.D. degree from George Washington University and is a member of the District of Columbia Bar Association.

BERNARD W. REZNICEK                           Director since 1991

     Dean, College of Business Administration, Creighton University, since July 1994. From 1987 to 1990, Mr. Reznicek, age 58, was president and chief operating officer of Boston Edison Co. In 1990, he became chief executive officer, and in 1992, he was elected chairman. Prior to joining Boston Edison, he was president and chief executive officer of Omaha Public Power District. Mr. Reznicek holds a B.S. degree from Creighton University and an M.B.A from the University of Nebraska. He serves on the boards of Boston Edison Co., Guarantee Mutual Life Company, Omaha Chamber of Commerce, Father Flanagan's Boys' Home, Better Business Bureau and the John F. Kennedy Library Foundation. Mr. Reznicek also serves on the board of overseers of the Museum of Fine Arts, Boston and the Wang Center and is a trustee of the New England Aquarium.

DIRECTORS SERVING UNTIL THE 1997 ANNUAL MEETING

CLASS I

I. MACALLISTER BOOTH                          Director since 1990

     Chairman, President and Chief Executive Officer of Polaroid Corporation, a manufacturer of instant image recording products. Mr. Booth, age 63, joined Polaroid in 1958 as a supervisor in the Film Division. He is also a director of Western Digital Corporation, Jobs for Massachusetts and The Conference Board, chairman of Inroads National Board of Directors, a member of the board of trustees of Eye Research Institute and a corporator of Emerson Hospital of Concord, Massachusetts. He received B.S. and M.B.A. degrees from Cornell University.

JAMES I. CASH, JR.                            Director since 1991

     James E. Robison Professor of Business Administration and Chairman of the MBA program at the Harvard University Graduate School of Business Administration. Mr. Cash, age 47, has been a faculty member of the Harvard Business School since 1976. He is a director of Tandy Corporation. He received a B.S. degree from Texas Christian University and M.S. and Ph.D. degrees in computer science and management information systems from Purdue University.

TRUMAN S. CASNER                              Director since 1990

     Partner in the law firm of Ropes & Gray. Mr. Casner, age 61, received a B.A. degree from Princeton University in 1955 and an LL.B from Harvard Law School in 1958. He served as law clerk to Chief Justice Wilkins of the Massachusetts Supreme Judicial Court and joined Ropes & Gray in 1959, becoming a partner in 1968. He is a trustee of the Museum of Science, Boston, chairman of the corporation and past president of Belmont Hill School and a member of the corporation of Woods Hole Oceanographic Institution. He is a member of the American Law Institute and a fellow of The American Bar Foundation.

DAVID B. PERINI                               Director since 1980

     Chairman and President of Perini Corporation, a construction and real estate development company. Mr. Perini, age 57, holds a B.S. degree from the College of the Holy Cross and received a J.D. degree from Boston College Law School in 1962. He joined Perini Corporation in 1962. He serves on the board of overseers of the Tufts University School of Medicine. He has received awards from the National Conference of Christians and Jews, the Italian American Charitable Society and received the 1994 Ralph Lowell Distinguished Citizen Award. Mr. Perini is a trustee of the College of the Holy Cross and St. John's Preparatory School.

DENNIS J. PICARD                              Director since 1991

     Chairman and Chief Executive Officer of Raytheon Company, a diversified, technology-based international company, since 1991. Mr. Picard, age 62, joined Raytheon in 1955 and held engineering and management assignments leading to his election as president and director in 1989. He is a member of the National Academy of Engineering and its Industry Advisory Board, a fellow of the American Institute of Aeronautics and Astronautics and a fellow of the Institute of Electrical and Electronic Engineers. Mr. Picard is a trustee of Northeastern University and Bentley College, a corporator of Emerson Hospital, a director of the Discovery Museums, a member of the National and Massachusetts Business Roundtables, the Defense Policy Advisory Committee on Trade (DPACT), the President's Export Council, the advisory committees of the American Red Cross, the Armed Services YMCA of the United States and the Armed Forces Communications and Electronics Association. He is a member of the Algonquin Club of Boston and the Commercial Club of Boston. He is a graduate of Northeastern University and holds honorary doctorates from Northeastern University, Merrimack College and Bentley College.

GENERAL INFORMATION

     The Board of Directors has the overall responsibility for the conduct of the business of the Corporation. Of the present 17 directors, 15 are outside directors and 2 are executive officers of the Corporation. The Board of Directors held 6 meetings during 1994 and each of the directors attended 75% or more of the total of all meetings of the Board and of the committees of the Board on which each director served during the year, except Mr. Kucharski who attended 71% of the meetings. Each member of the Board of the Corporation is also a member of the Board of Directors of the Bank, except Ms. Juliber, Mr. Poe, Mr. Reznicek and Mr. Weissman. The Board of Directors of the Bank held 12 meetings during 1994. Each member of the Executive Committee, the Examining and Audit Committee and the Executive Compensation Committee of the Corporation is also a member of the corresponding committee of the Bank, and members customarily hold joint meetings of both committees.

     The Board of Directors has the following committees to assist it in carrying out its responsibilities:

     The EXECUTIVE COMMITTEE reviews and approves policies for the extension of credit, investment of the Corporation's assets and financial management; monitors activities under these policies and reports to the Board, and acts on behalf of the Board on recurring matters and between meetings under specific delegations. Its members are Nader F. Darehshori, Chair, Marshall N. Carter, Charles
F. Kaye, Truman S. Casner and David A. Spina. During 1994, the Committee held 12 meetings.

     The EXAMINING AND AUDIT COMMITTEE oversees the operation of a comprehensive system of internal controls to ensure the integrity of the Corporation's financial reports and compliance with laws, regulations and corporate policies and monitors communication with external auditors and bank regulatory authorities. The Committee is composed of Joseph A. Baute, Chair, Tenley E. Albright, James I. Cash, Jr. and John M. Kucharski. During 1994, the Committee held
8 meetings.

     The EXECUTIVE COMPENSATION COMMITTEE oversees the compensation system for the Corporation's executive officers and non-management directors. The Committee consists of Robert E. Weissman, Chair, I. MacAllister Booth, Charles F. Kaye and Charles R. LaMantia. During 1994, the Committee held 5 meetings.

     The NOMINATING COMMITTEE, which held 2 meetings during 1994, is composed of I. MacAllister Booth, Chair, Marshall N. Carter, Lois D. Juliber, David B. Perini and Dennis J. Picard. The Committee recommends nominees for directors of the Corporation and the Bank. In carrying out its responsibility of finding the best qualified directors, the Committee will consider proposals from a number of sources, including recommendations for nominees submitted upon timely written notice to the Secretary of the Corporation by stockholders.

COMPENSATION OF DIRECTORS

     Directors who are also officers of the Corporation receive no compensation for serving as directors or as members of committees. Directors who are not employees of the Corporation or the Bank received an annual retainer of $22,000, payable in shares of the Common Stock of the Corporation or in cash, plus a fee of $1,250 for each meeting of the Board of Directors and each committee meeting attended, as well as travel accident insurance and reimbursement for travel expenses, for the period April 1994 through March 1995. In 1994, all outside directors received their annual retainer in Common Stock.

                  BENEFICIAL OWNERSHIP OF SHARES

MANAGEMENT

     The table below sets forth the number of shares of Common Stock of the Corporation beneficially owned by each nominee for Class II Director, the Class I and Class III Directors, the chief executive officer and the four other most highly compensated executive officers and by those persons and other executive officers as a group as of the close of business on February 1, 1995. None of the nominees, directors or executive officers owned beneficially as much as 1% of the outstanding shares of Common Stock. The nominees, directors and executive officers in the aggregate beneficially owned 1.6% of the Corporation's Common Stock.


                                             AMOUNT AND NATURE
                                             OF BENEFICIAL
          NAME                               OWNERSHIP
          ----                               -----------------

     Tenley E. Albright, M.D.                      4,747(1)
     A. Edward Allinson                           81,000(2)
     Joseph A. Baute                               5,945(3)
     I. MacAllister Booth                          3,400
     Marshall N. Carter                           72,200(2)
     James I. Cash, Jr.                            2,684
     Truman S. Casner                              5,006(4)
     Nader F. Darehshori                           4,006
     Lois D. Juliber                               2,684
     Charles F. Kaye                              29,234
     John M. Kucharski                             2,298
     Charles R. LaMantia                           1,564(5)
     Nicholas A. Lopardo                          87,902(2)
     David B. Perini                              15,818
     Dennis J. Picard                              3,346
     Alfred Poe                                      434
     Bernard W. Reznicek                           3,198
     Norton Q. Sloan                              38,800(2)
     David A. Spina                              317,772(2)(6)
     Robert E. Weissman                            4,684

     All of the above and other
     executive officers as a group
     (34 persons)                              1,281,324(2)(5)(6)
___________________

(1) Includes 2,533 shares held in trust for a family member pursuant to a trust of which Dr. Albright is a co-trustee with respect to which she disclaims beneficial ownership.

(2) Includes shares which may be acquired within 60 days through the exercise of stock options as follows: Mr. Allinson, 73,500; Mr. Carter, 67,200; Mr. Lopardo, 87,802; Mr. Spina, 92,800;
Mr. Sloan, 15,600, and the group, 610,776.

(3) Includes 200 shares owned by a member of Mr. Baute's family with respect to which he disclaims beneficial ownership.

(4) Includes 2,000 shares with respect to which Mr. Casner shares voting and investment power.

(5) Includes shares in which voting power is shared as follows: Dr. LaMantia, 500, and the group, 7,930.

(6) Includes 20,000 shares owned by a family member with respect to which Mr. Spina disclaims beneficial ownership, and the group, 20,072.

OTHER STOCK OWNERSHIP

     The following table indicates the persons known to the Corporation to be the owners of more than 5 percent of the Corporation's Common Stock:

Name and Address of             Shares Beneficially       Percent
Beneficial Owner                      Owned               of Class
-------------------             -------------------       --------
Cooke & Bieler, Inc.               5,387,731(1)             7.0%
1700 Market Street
Philadelphia, PA 19103
_____________________

(1) Cooke & Bieler, Inc., an investment advisor, has sole power to vote or direct the vote of 4,118,300 of such shares and sole power to dispose or to direct the disposition of 5,091,631 of such shares.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's executive officers and directors to file initial reports of ownership and reports of changes in ownership of the Common Stock of the Corporation with the Securities and Exchange Commission ("SEC"). Executive officers and directors are required by SEC regulations to furnish the Corporation with copies of all
Section 16(a) forms which they file.

     Based on a review of the copies of such forms furnished to the Corporation and written representations from the Corporation's executive officers and directors, the Corporation believes that in 1994 all Section 16(a) filing requirements applicable to its executive officers and directors were met, except for one inadvertent late filing of a Form 4 by Messrs. Cash, Darehshori, and Weissman; two inadvertent late filings of a Form 4 by Mr. Reznicek; and an inadvertent late filing of a Form 5 by Ronald E. Logue and Robert J. Malley.

CERTAIN TRANSACTIONS

     During 1994 certain directors and executive officers of the Corporation and the Bank, and various corporations and other entities associated with such directors, were customers of the Bank and its affiliates and had ordinary business transactions with the Bank. The transactions include loans and commitments made in the ordinary course of the Bank's business and on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with unrelated persons with no more than normal risk of collection. The Bank and other subsidiaries of the Corporation have used products or services of Dun & Bradstreet with which Mr. Weissman, a director, is associated. Additional transactions of this nature may be expected to take place in the ordinary course of business in the future. Ropes & Gray, a law firm of which Mr. Casner is a partner, was retained by the Corporation to handle certain legal matters during the past year. It is anticipated that the firm will continue legal services in the current year.

     No executive officer of the Corporation is allowed to borrow from the Bank other than through the use of a reserve account with limits of up to $20,000 as allowed by Massachusetts law and at the same interest rate paid by the public.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Corporation's Executive Compensation Committee are I. MacAllister Booth, Charles F. Kaye, Charles R. LaMantia and Robert E. Weissman, Chair. No present or former officer of the Corporation or the Bank served as a member of the Committee. Furthermore, no executive officer of the Corporation served as a director of any entity, one of whose directors or executive officers served on the Corporation's Board or the Committee.

                      EXECUTIVE COMPENSATION

     Shown below is information concerning the annual and long term compensation paid by the Corporation and its subsidiaries, including the Bank, with respect to 1994, 1993 and 1992 to the chief executive officer and the four other most highly compensated executive officers of the Corporation (the "Named Executive
Officers").

                           SUMMARY COMPENSATION TABLE
                                                       LONG TERM
                       ANNUAL COMPENSATION            COMPENSATION
                       -------------------            ------------
                                                     AWARDS    PAYOUTS
                                                    ---------  -------
                                            OTHER   SECURITIES          ALL
                                            ANNUAL  UNDERLYING          OTHER
                                            COMPEN- OPTIONS/   LTIP     COMPEN-
NAME AND                    SALARY   BONUS  SATION  SARS       PAYOUTS  SATION
PRINCIPAL POSITION    YEAR    ($)     ($)    ($)       (#)     ($)(1)   ($)(2)
------------------    ----  ------   -----  ------- ---------- -------  ------

Marshall N. Carter(3) 1994  725,004 494,813    0     120,000   985,846  32,620
Chairman, President   1993  643,753 450,000    0      None           0  23,497
and Chief Executive   1992  625,003 375,000    0      None     650,906  20,364
Officer

David A. Spina        1994  537,503 244,563    0      80,000   684,687  82,620
Vice Chairman,        1993  493,752 300,000    0      None           0  74,497
Treasurer and Chief   1992  475,003 250,000    0      None   1,156,791  71,364
Financial Officer

Nicholas A. Lopardo(4)1994  425,002 661,610    0      50,000         0  17,620
Executive Vice        1993  347,919 470,000    0      None           0  15,497
President             1992  316,252 503,000    0      None           0  14,364

A. Edward Allinson(5) 1994  450,002 293,250    0      50,000   502,590  19,620
Executive Vice        1993  450,002 280,000    0      None           0  17,497
President             1992  406,002 303,000    0      None   1,154,274  17,364

Norton Q. Sloan(6)    1994  336,252 152,994    0      None     378,586  19,620
Executive Vice        1993  321,252 160,000    0      None           0  17,497
President             1992  304,999 153,000    0      None     798,271  16,364
____________________

(1) Long term compensation payouts reflect performance shares earned in accordance with the attainment of performance targets for the three year period, 1992-1994, and paid in cash equal to the fair market value of the Corporation's Common Stock at the end of the performance period.

(2) Includes the Corporation's contributions to the Salary Savings Program of $4,620 in 1994, $4,497 in 1993 and $4,364 in
1992, plus accruals under the Supplemental Executive Retirement
Plan:  Mr. Carter $28,000 in 1994, $19,000 in 1993 and $16,000 in
1992; Mr. Spina $78,000 in 1994, $70,000 in 1993 and $67,000 in
1992; Mr. Lopardo $13,000 in 1994, $11,000 in 1993 and $10,000 in
1992; Mr. Allinson $15,000 in 1994, $13,000 in 1993 and $13,000 in
1992, and Mr. Sloan, $15,000 in 1994, $13,000 in 1993 and $12,000
in 1992.

(3) Mr. Carter became Chairman on January 1, 1993. He joined the Corporation in July 1991 as President and became Chief
Executive Officer on January 1, 1992.

(4)     Includes bonuses from the Corporation's Senior Executives
Annual Incentive Plan and from the State Street Global Advisors'
Incentive Plan.

(5) Includes a cash bonus received by Mr. Allinson of $100,000 in each of the years 1992-1993 and $100,750 in 1994 as Chairman of Boston Financial Data Services, Inc. which is 50% owned by the
Corporation.

(6)     Mr. Sloan retired on December 31, 1994.

     Shown below is information with respect to grants of stock options to the Named Executive Officers during 1994 pursuant to the 1994 Stock Option and Performance Unit Plan, which are reflected in the Summary Compensation Table on page 9. No stock appreciation rights were granted under the Plan in 1994.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                          POTENTIAL REALIZABLE
                                                          VALUE AT ASSUMED
                                                          ANNUAL RATES OF STOCK
                                                          PRICE APPRECIATION
                    INDIVIDUAL GRANTS                     FOR OPTION TERM (2)
--------------------------------------------------------  ---------------------
   (a)                (b)       (c)       (d)      (e)         (f)         (g)
                             PERCENT OF
                  NUMBER OF  TOTAL
                  SECURITIES OPTIONS/
                  UNDER-     SARs
                  LYING      GRANTED    EXERCISE
                  OPTIONS/   TO         OR
                  SARs       EMPLOYEES  BASE     EXPIRA-
                  GRANTED    IN FISCAL  PRICE    TION
NAME              (#)(1)     YEAR       ($/SH)   DATE        5%($)     10%($)
----              ---------- ---------  -------  --------  ---------  ---------

Marshall N. Carter  120,000   13.77%    28.9375  12/14/04  2,379,300  5,845,500

David A. Spina       80,000    9.18     28.9375  12/14/04  1,586,200  3,897,000

Nicholas A. Lopardo  50,000    5.74     28.9375  12/14/04    991,375  2,435,625

A. Edward Allinson   50,000    5.74     28.9375  12/14/04    991,375  2,435,625

____________________

(1) Options become exercisable in 20% installments over a five year period commencing December 31, 1995.

(2) Gains are reported net of the option exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, as set by the SEC. The actual value, if any, that the Named Executive Officers may realize from these options will depend solely on the gain in stock price over the exercise price when the options are exercised.

     Shown below is information with respect to the exercise of stock options to purchase the Corporation's Common Stock by the Named Executive Officers during 1994 and the fiscal year-end value of unexercised options held by the Named Executive Officers granted in prior years under the 1984 Stock Option Plan which expired in 1989, the 1985 Stock Option and Performance Share Plan which expired in 1992, the 1989 Stock Option Plan and the 1990 Stock Option and Performance Share Plan.

          AGGREGATED OPTION/SAR EXERCISES IN THE LAST FISCAL YEAR AND
                     FISCAL YEAR-END OPTION/SAR VALUES
                                          NUMBER OF           VALUE OF
                                          SECURITIES UNDER-   UNEXERCISED
                                          LYING UNEXERCISED   IN-THE-MONEY
                                          OPTIONS/SARs AT     OPTIONS/SARs AT
                                          DECEMBER 31, 1994   DECEMBER 31, 1994
                     SHARES                    (#)(1)             ($)(2)
                     ACQUIRED   VALUE     -----------------   -----------------
                     ON EXER-   REALIZED  EXER-    UNEXER-    EXER-     UNEXER-
NAME                 CISE (#)    ($)(3)   CISABLE  CISABLE    CISABLE   CISABLE
----                 --------   --------  -------  -------    -------   -------

Marshall N. Carter     None        0      67,200   164,800    113,736    38,924

David A. Spina       160,000   4,137,723  92,800   103,200    766,064   166,916

Nicholas A. Lopardo    None        0      82,380    72,622  1,232,605   294,270

A. Edward Allinson     None        0      73,500    70,000    762,930   192,225

Norton Q. Sloan       15,600     254,475  15,600    15,600    128,778   128,778
______________________

(1)    Reflects a two-for-one stock split effective April 1992.

(2) Represents the difference between the exercise price of the stock options and the fair market value of the stock on December
31, 1994 ($28.63).

(3) Represents the difference between the exercise price of the stock options and the fair market value of the stock at the time of the exercise.

         REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE


     The Executive Compensation Committee of the Board of Directors furnishes the following report on Executive Compensation.

POLICY

     State Street combines information technology with banking, trust, investment and securities processing capabilities to support the investment strategies of our customers worldwide. The Corporation's goal is to be the leading global servicer of financial assets. The Corporation's executive compensation program is designed to attract and retain superior executives, to focus these individuals on achieving the Corporation's objectives and to reward executives for meeting specific short- and long-term performance targets. The compensation program places emphasis on challenging performance goals, business growth and sustainable real growth in earnings per share.

     The Executive Compensation Committee is comprised entirely of independent, non-employee directors. The Committee develops and reviews and, with respect to officer-directors, recommends to the Board of Directors for approval, strategic compensation plans for executive officers of the Corporation. The plans are designed to align executive compensation with the Corporation's business strategy and to attract and retain high caliber executives. The program provides significant compensation opportunities which are directly related to the achievement of challenging long-term goals and growth in the Corporation's stock price. By including stock-based compensation plans within the compensation strategy, State Street links closely the goals of stockholders and executives.

     The principles of this compensation strategy are applied throughout the Corporation. Since senior executives of the Corporation have the greatest opportunity to influence long-term performance, a greater proportion of their compensation is linked to the achievement of long-term financial goals and to stock price. Individuals who manage business units or have corporate functional or staff responsibilities have a significant opportunity to influence the Corporation's results, and a sizable portion of their total compensation is related to the achievement of financial goals of both the unit and the Corporation. Many of these individuals also participate in the Corporation's stock option plan. State Street also offers specific bonus opportunities to individuals who have specialized sales, trading or investment responsibilities. Outstanding performance by these specialists is rewarded with bonuses linked directly to the attainment of challenging measurable business goals.

     The Committee met five times in 1994 and reported its activities to the Board of Directors. In conjunction with its annual comprehensive review of the executive compensation program, the Committee engaged its own independent compensation consultant. The consultant worked for the Committee in reviewing the executive compensation program, reviewing a peer group of public companies with which to compare the Corporation's executive compensation, financial performance and total return to stockholders and considering modifications to existing plans. The Committee, with assistance from the independent consultant, validated a group of companies as a reference group with which to compare compensation practices. This reference group includes large U.S. bank holding companies, selected other technology-based companies engaged in servicing businesses believed to be competing with the Corporation for the same caliber of executive talent, and New England bank holding companies.

     The Committee believes that the Corporation's most direct competitors for executives are not necessarily the same companies that would be included in a peer group established to compare stockholder returns. Therefore, the reference companies used for comparative compensation purposes contain some overlap with, but are not identical to, the companies in the S&P Financial Index used for performance comparison under "Stockholder Return Performance Presentation."

     As a result of its reviews, the Committee determined that the fundamental elements of the compensation plan, salary, bonus, stock options and performance shares/units are well balanced in a program that supports the Corporation's business strategy, provides competitive compensation and creates value for stockholders. The Committee confirmed the 1993 compensation design changes and determined that the bonus opportunity for the vice chairman should be increased from 50% of salary to 60% of salary in 1995 as indicated by competitive information. This recommendation, which was approved by the Board of Directors, is included in the Senior Executives Annual Incentive Plan which State Street's stockholders are being asked to approve at this year's Annual Meeting.

     The elements of the Corporation's executive compensation consist of base salary, annual bonus, performance shares/units and stock options. These are complementary components where salary and bonus reflect one year results, performance shares/units reflect multi-year results and stock options reflect long-term stock price appreciation. The Executive Compensation Committee's policies with respect to each of these elements, including the bases for the compensation awarded in 1994 to the Corporation's Chief Executive Officer, Mr. Carter, are discussed below.

BASE SALARIES

     Executive officers are defined as individuals with policy making responsibility. At the end of 1994, 15 individuals were designated as executive officers of the Corporation.

     Base salaries for executive officers are determined by evaluating the responsibilities of the position, the strategic value of the position to State Street, and the experience of the individual. No specific formula is used to set base salaries. The Committee determined that it is appropriate for executive officer salary levels to be near the median of the reference group.

     Annual salary adjustments are determined by evaluating the performance of the Corporation and of each executive officer and by taking into account each executive's responsibilities. The Committee also considers the range of salary increases which are awarded to all employees in the Corporation. In reviewing individual performance, the Committee considers the views of Mr. Carter with respect to other executive officers. With respect to the base salary granted to Mr. Carter for 1994, the Committee reviewed a comparison of base salaries of chief executive officers of other companies, using the group of reference companies, the range of increases granted to individuals at all levels in the Corporation, and the assessment by the Committee and the Board of Mr. Carter's individual performance in 1993. No particular weight was applied to any single factor in making the Committee's determination. When compared to salaries paid to chairman of the board and chief executive officer positions in the reference group, Mr. Carter's salary was below the median. After considering the factors noted above, the Committee and the Board of Directors increased Mr. Carter's salary from $650,000 to $750,000 effective April 1, 1994.

ANNUAL BONUSES

     The Corporation's executive officers are eligible for annual cash bonuses under the provisions of the Senior Executives Annual
Incentive Plan.  At its meeting in February 1994, the Committee

established performance targets and maximum bonus awards under the Senior Executives Annual Incentive Plan. The 1994 performance targets were based on return on equity and earnings per share.
Each goal was weighted 50%. Performance targets for 1994 were established at a minimum target of 12% return on equity and a maximum target of 18% return on equity. The earnings per share targets were established at a minimum target of $1.79 and a maximum target of $2.78. The Plan provided that no bonus would be paid for performance below the minimum targets, performance at or above the maximum targets would result in 100% of the bonus being paid, and performance between the minimum and maximum targets would result in a prorated bonus being paid, subject in each case to reduction by the Executive Compensation Committee.

     The Plan approved by the Committee further provided that if maximum annual targets are achieved, the award to the chief executive officer would be a maximum of 75% of 1994 salary paid and the award to other participants would be a maximum of 50% of 1994 salary paid.

     At its meeting in February 1995, the Committee reviewed information supplied by the Corporation's independent auditors and certified that the Corporation achieved a 17.5% return on equity and earned $2.68 per share in 1994. This equates to 92% of the maximum potential bonus award for the return on equity target and 90% of the maximum potential bonus award for the earnings per share target. The Committee approved a bonus for Mr. Carter equal to 68% of his 1994 salary paid. Bonuses to the other participants in the plan who received bonuses averaged 45% of the total 1994 salaries paid to those receiving bonuses.

     The Committee believes that a consistent earnings level representing an 18% ROE is an appropriate target for maximum bonus attainment. It places State Street's performance among the top performers of comparable companies, provides a very competitive return for stockholders and leaves management with the flexibility to make long-term expenditures and investments that will foster continued growth in the business. The most recent survey reviewed by the Committee reflected year-end 1993 performance of the reference companies. For the four-year period 1990-1993, the average return on equity for these companies was 15.2% and the median was 14.6%. The average return on equity for the bank holding companies in the reference group was 12.7% and the median was 14.5%. Among bank holding companies in the reference group, 20% achieved a four-year average return on equity of greater than 18% and 40% generated a four-year average return on equity of less than 12%.

     At its meetings in December 1994 and February 1995, the Committee adopted a new plan and established performance targets and maximum bonus awards for the Senior Executives Annual Incentive Plan which will be in effect in 1995 and subsequent years. This plan which is subject to stockholder approval at this year's annual meeting is similar to the 1994 plan and provides that corporate achievement of two equally weighted targets will determine whether, and the extent to which, a participant earns his or her bonus award. The targets are based on earnings per share and return on equity. Each target is specified as a range. No bonus will be paid for performance below minimum targets. Performance at or above the maximum targets will result in 100% of the bonus being paid and performance between the minimum and maximum targets will result in a prorated bonus being paid, subject in each case to reduction by the Executive Compensation Committee.

     If maximum targets are achieved, the maximum award to the chief executive officer will be 75% of the current year's salary paid, the maximum award to the vice chairman will be 60% of current year's salary paid and the maximum award to all other participants will be 50% of current year's salary paid. The maximum bonus payable to any single participant is limited to $1.5 million.

     All awards will be made in cash after certification by the Executive Compensation Committee that the established performance goals have been met.

PERFORMANCE SHARES/PERFORMANCE UNITS

     Performance shares have been granted to the Corporation's executive officers once every two years or at the time an officer joined the executive group. The size of the grants is determined based on a target level of long-term incentive opportunity near the median for companies in the reference group. The performance shares represent a contingent right to a cash payment in the event the Corporation meets specified performance goals over a specified time period following the grant. Historically, payments have been made with respect to all the performance shares in a given grant (i.e., all the shares in the grant were "earned") if the Corporation achieved an 18% return on equity over the three-year period following the grant. The number of shares in a grant that were earned declined to no shares at 12% return on equity. In calculating the shares earned, a simple average of the return on equity for each of the three years of the performance period has been used. At the end of the three years, a cash payment is calculated based on the number of performance shares earned times the market value of the Corporation's common stock at the end of the performance period. For this purpose, market value is defined as the value of a share of common stock equal to the average daily high and low prices on the last ten trading days of the performance period. In this way, the potential value of the performance shares relates directly to both corporate financial performance in determining how many shares are earned and stock price appreciation in determining the cash value of the shares earned.

     In December 1991, executive officers were granted performance shares with a three-year performance period. These shares had a nominal value at the time of the grant equal to between 96% and 109% of annual salary and bonus. The December 1991 grant included 35,692 performance shares granted to Mr. Carter. The plan called for these performance shares to be earned in full if the maximum average annual return on equity target (18% for 1992 through 1994) was met declining proportionately to no shares earned if the average annual return on equity was 12% or less. For the three years ending 1994, the Corporation's average annual return on equity was, 18.1% for 1992, 17.4% for 1993, and 17.5% for 1994.
The three-year average was 17.7% representing 95% of the maximum target. In February 1995, the Committee determined that Mr. Carter had earned 33,907 shares of the 35,692 shares he had been granted and approved payment of $985,846 to Mr. Carter.

     The Committee recommended a number of revisions to the performance share program starting in 1994. Under the 1994 Stock Option and Performance Unit Plan, which was approved by stockholders at the 1994 annual meeting, performance shares have been renamed performance units to describe more accurately this compensation vehicle. Performance units granted every two years will have a measurement period of two years rather than three years. The purpose of this change is to simplify the plan. The number of performance measures used for determining the number of shares earned has been expanded to include an earnings per share target and a total return to stockholders target in addition to a target for return on equity. This revision is intended to link more effectively the payment of performance units to multiple factors which may build stockholder value.

     In December 1993, executive officers were granted performance units by the Board of Directors having a nominal value at the time of grant equal to between 46% and 166% of annual salary and bonus. This is equivalent to 23% to 84% on an annual basis. The size of the grants was determined based upon data supplied by the independent compensation consultant and represents long-term incentive opportunity which is near the median for companies in the reference group. The December 1993 grant included 30,000 performance units granted to Mr. Carter. These grants have a two-year performance period for the years 1995 and 1996.

     At its meeting in December 1994, the Committee established performance targets for the 1995-1996 performance period for these performance units. Forty percent of the performance units granted will be tied to a return on equity target, 40% of the performance units granted will be tied to an earnings per share target and 20% of the performance units granted will be tied to a total return to stockholders target. A minimum and maximum target has been established for the return on equity target and the earnings per share target. For the return on equity target, performance for each of the two years 1995 and 1996 will be averaged to determine achievement of the target. A minimum and maximum earnings per share target for the two years 1995 and 1996 combined has been established. In each case no units will be earned for performance below the minimum target. Performance at or above the maximum target will result in 100% of the units being earned, and performance between the minimum and maximum targets will result in a prorated percentage of units being earned. For the total return to stockholders target, the Committee has determined levels of performance at which 0%, 50% and 100% of the units will be earned. Performance achieved in each year of the two-year period will be averaged to determine the number of performance units earned. Therefore, if in 1995 the Corporation achieves the 50% level of performance and in 1996 it achieves the 100% level of performance, 75% of the performance units which are tied to this measure will be earned.

STOCK OPTIONS

     Prior to 1994, stock options were granted once every five years to the Corporation's executive officers based on annual salary and bonus. In 1993, the Committee determined that stock options should be granted every two years to recognize performance more frequently. Accordingly, stock options were granted to executive officers in December 1994. The size of these grants was determined based upon a target level of long-term incentive opportunity which is near the median for companies in the reference group. In targeting long-term incentive opportunity, the Committee relied upon data supplied by the independent compensation consultant, which took into account the performance units which had been granted in 1993. Mr. Carter was granted options to purchase 120,000 shares.

     The exercise price of options is equal to the market price of the shares at the time of the grant and the options become exercisable in equal installments over a five-year period.

     Since the stock options are granted at market price, the value of the stock options is wholly dependent upon an increase in the Corporation's stock price. It is the policy of the Committee not to reset option exercise prices once they have been established. Because the Committee views stock option grants as a part of the executive officer's total compensation package for the period covered by the grant, the amount of stock options outstanding at the time of a new grant or granted in prior years does not serve to increase or decrease the size of the new grant.

RECENT TAX CHANGES

     The Omnibus Budget and Reconciliation Act of 1993 resulted in the addition of Section 162(m) of the Internal Revenue Code. Beginning in 1994, Section 162(m) limits the Corporation's federal income tax deduction to $1,000,000 per year for compensation to any of its five highest paid executive officers. Performance-based compensation is not, however, generally subject to the deduction limit, provided certain requirements of Section 162(m) are satisfied. The Committee reviewed all elements of the program against the standards for qualifying for the tax deduction, and awards under the 1994 Stock Option and Performance Unit Plan and the Senior Executives Annual Incentive Plan have been designed to qualify for the performance-based deduction.

CONCLUSION

     Through the programs described above, the Corporation's executive compensation is linked directly to the Corporation's performance, growth in stockholder value and each executive's contribution to those results. As the Corporation's business changes, particularly in light of its efforts to expand globally, and with the increasingly competitive and complex business and regulatory environment, the continuing assessment of the compensation structure and goals is required to assure that compensation incentives remain consistent with stockholder interest and closely tied to continuing growth in stockholder value.


                                   Submitted by,

                                   I. MacAllister Booth
                                   Charles F. Kaye
                                   Charles R. LaMantia
                                   Robert E. Weissman, Chair

           STOCKHOLDER RETURN PERFORMANCE PRESENTATION

     Set forth below is a line graph comparing the cumulative total stockholder return on the Corporation's Common Stock to the cumulative total return of the S&P 500 Index and the S&P Financial Index for the period of five fiscal years commencing December 31, 1989 and ended December 31, 1994, assuming $100 invested in the Corporation's Common Stock and in each index and assuming reinvestment of dividends. The S&P Financial Index is a publicly available measure of 60 of the Standard & Poor's 500 companies, representing 31 banking companies, 15 insurance companies and 14 financial services companies.

         COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN














                        [PERFORMANCE GRAPH]













                         1989   1990   1991   1992   1993   1994
State Street Boston
Corporation
Total Return              100     91    170    234    203    157

S&P 500 Index
Total Return              100     97    126    136    150    152

S&P Financial Index
Total Return              100     79    118    146    162    157

                       RETIREMENT BENEFITS

     As of January 1, 1990, the benefit formula under the Corporation's defined benefit plan (the "Retirement Plan") was changed to a cash balance formula. An account balance was established for each participant equal to the then present value of the participant's benefit earned to date. Each year this account balance is increased by interest at a specified rate and a contribution credit equal to a percentage of the participant's base salary for the calendar year exclusive of overtime, bonuses or other extraordinary benefits or allowances. The percents of base salary are 4.0% for the first year of participation increasing to 11.25% for the thirtieth year, and zero thereafter. Employees who were participants on December 31, 1989 will receive the greater of their account balance or the benefit derived from the "grandfathered" formula, if the participant retires from the plan. The grandfathered formula, based on 30 years of service, is equal to a benefit of 50% of final average pay minus 50% of the estimated Social Security benefit. For periods of service of less than 30 years, the benefit is reduced pro rata.

     Employees are enrolled in the Retirement Plan following the completion of one year of service and attainment of the age of 21. The normal retirement age is 65, although earlier retirement options are available. The Retirement Plan has a five-year vesting provision, and participants who are vested will receive their account balance or annuity equivalent if they leave the employ of the Corporation or the Bank before retirement.

     Sections 401(a)(17) and 415 of the Internal Revenue Code of 1986, as amended, limit the annual benefits which may be paid from a tax-qualified retirement plan. As permitted by the Employee Retirement Income Security Act of 1974, the Corporation has adopted a supplemental plan which provides for the payment out of general funds of the Corporation of any benefits calculated under provisions of the Retirement Plan which may be above the limits under applicable sections of the Internal Revenue Code. Each of the Named Executive Officers is included in the supplemental plan. The supplemental plan provides for the funding through a trust of retirement benefits following a change of control. The trust is currently unfunded.

     The following table sets forth the estimated annual benefits (which are not subject to a deduction for Social Security), assuming a single life annuity, payable upon retirement under the final average pay formula to participants who retire during 1994 in the following remuneration and years-of-service classifications:

                        PENSION PLAN TABLE
                                Years of Service
Final Average  --------------------------------------------------
Annual Salary      15         20         25        30       35
-------------      --         --         --        --       --

$100,000       $ 22,500   $ 30,000   $ 37,500  $ 45,000  $ 45,000
 300,000         72,500     96,700    120,800   145,000   145,000
 500,000        112,500    163,300    204,200   245,000   245,000
 700,000        172,500    230,000    287,500   345,000   345,000
 900,000        222,500    296,700    370,800   445,000   445,000

          Final average annual salary includes base salary only. Mr. Carter and Mr. Allinson are not eligible for the final average pay formula. Their retirement benefits are discussed below. The other Named Executive Officers have been credited with years of service under the Retirement Plan as of December 31, 1994 as follows: Mr. Spina, 21; Mr. Lopardo, 6, and Mr. Sloan, 8. Current compensation

covered by the Retirement Plan as of December 31, 1994 for each of the other Named Executive Officers was as follows: Mr. Spina, $540,000; Mr. Lopardo, $425,000, and Mr. Sloan, $335,000.

          Mr. Carter's age 65 estimated benefit at current compensation under the account based formula of the Retirement Plan (including benefits under the supplemental plan) is $85,500. He has been credited with 2 years of service under the Retirement Plan as of December 31, 1994. Under an agreement dated March 5, 1992, Mr.
Carter will receive an additional pension contribution as a percent of base compensation calculated as if a contribution had been made to the Retirement Plan of 7.50% in the first year and 3.75% in each of the next 15 years. His additional age 65 estimated benefit resulting from the agreement at current compensation is $73,700.

          Mr. Allinson's age 65 estimated benefit at current compensation under the account based formula of the Retirement Plan (including benefits under the supplemental plan) is $45,000. He has been credited with 10 years of service under the Retirement Plan as of December 31, 1994. Under an agreement dated September 14, 1990, Mr. Allinson will receive an aggregate benefit (including benefits under the Retirement Plan and the supplemental plan) which, when expressed as a single life annuity, equals $100,000 per year for benefits commencing at age 65, reduced for earlier commencement down to $67,000 per year for a benefit commencing at age 60. His age 65 estimated benefit resulting from the agreement is $55,000.

          Commencing January 1, 1995, Mr. Sloan, who retired on December 31, 1994, will receive supplemental pension payments under an agreement dated March 1, 1987 which will bring total pension payments received by him, including regular pension payments from the Corporation and payments from his former employer, up to the amount he would have received had he commenced employment with the Corporation in 1964, such payments to include amounts he would have received but for legislative limits on qualified pension plans.
His annual retirement benefit from the Corporation is $72,948.12.

TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

     The Corporation has termination agreements with Messrs. Carter, Spina, Lopardo and Allinson (and Mr. Sloan prior to his retirement) which obligate them to remain in the employ of the Corporation during the pendency of any change of control proposal in consideration for the payment by the Corporation to such officers of two years annual salary and certain other benefits (including the acceleration of outstanding stock options and performance shares) if the employment of such officers with the Corporation terminates for any reason other than death, disability or normal retirement of the officer during a period of two years following a change of control of the Corporation. If the Named Executive Officers had been terminated on December 31, 1994, they would have been entitled to receive the following amounts as severance pay: Mr. Carter, $1,500,000; Mr. Spina, $1,100,000; Mr. Lopardo, $900,000; Mr. Allinson, $900,000, and Mr. Sloan, $680,000,
and the acceleration of outstanding stock options and performance shares/units. Any payments including the value of the acceleration of stock options and performance shares/units to the Named Executive Officers would have been reduced to the extent they were not deductible by the Corporation for federal income tax purposes under Section 280G of the Internal Revenue Code. A change of control is defined to include the acquisition of 20% or more of the Corporation's then outstanding stock or other change of control as determined by regulatory authorities, a significant change in the composition of the Board of Directors, merger or consolidation by the Corporation without certain approvals of the Board of Directors, and the sale of a majority of the Corporation's assets. The Corporation also has an agreement with Mr. Carter that provides for severance pay equal to eighteen months' salary if his employment is terminated for reasons other than voluntary resignation, death or malfeasance before July 22, 1996.

              RELATIONSHIP WITH INDEPENDENT AUDITORS

     The Board of Directors, upon the recommendation of the Examining and Audit Committee, has selected Ernst & Young LLP as independent auditors for the Corporation for the year ending December 31, 1995. It is expected that representatives of Ernst & Young will be present at the Annual Meeting to answer questions and will have the opportunity to make a statement if they so desire.

 APPROVAL OF THE SENIOR EXECUTIVES ANNUAL INCENTIVE PLAN AND THE
                PERFORMANCE GOALS UNDER THE PLAN

     The Executive Compensation Committee and the Board of Directors have approved and recommend for stockholder approval the Senior Executives Annual Incentive Plan (the "Annual Incentive Plan") and the performance goals under the Annual Incentive Plan. The Annual Incentive Plan provides additional incentive to Senior Executives to achieve targeted levels of earnings per share and return on equity and sets maximum award levels for each participant. The performance goals are the same as the performance goals under the 1994 plan which were approved by the stockholders at last year's annual meeting.

          It is intended that the Annual Incentive Plan and the performance goals will be in effect for 1995 and thereafter. Stockholders are being asked to approve the performance goals so that compensation under the Plan may be deductible by the Corporation under Section 162(m) of the Internal Revenue Code. For a more complete discussion of Section 162(m), see the Report of the
Executive Compensation Committee at page 15.   Approval by
stockholders of the performance goals and certification by the Committee that targeted performance has been attained shall be a condition to the rights of senior executives to receive any benefits under the Annual Incentive Plan.

     The following is a description of the Annual Incentive Plan:

     ELIGIBLE PARTICIPANTS

     The Chief Executive Officer and members of the Executive Operating Group participate in the Plan. To receive an award with respect to a calendar year, a participant must generally be an employee of the Corporation, or one of its subsidiaries, on December 31 of such year. If, however, an individual is no longer an employee of the Corporation or one of its subsidiaries at the time awards are approved by the Executive Compensation Committee, the Committee in its discretion may cause any award otherwise payable under the terms of the Annual Incentive Plan to be forfeited.

     PERFORMANCE GOALS

     Corporate achievement of two goals determines whether, and the extent to which, a participant earns his or her bonus award. The goals are based on earnings per share and return on equity. Each goal is specified as a range. No bonus will be paid under the Annual Incentive Plan for performance below the minimum goals. Performance at or above the maximum goals will result in 100% of the bonus being paid, and performance between the minimum and maximum targets will result in a prorated bonus being paid, subject in each case to reduction by the Executive Compensation Committee. The formula for proration and the weight accorded such performance goal in determining the annual bonus to be paid will be established by the Executive Compensation Committee.

      BONUS AWARDS

      If maximum targets are achieved, the Plan provides that the award to the Chief Executive Officer will be a maximum of 75% of base salary received during the performance period, the award to the Vice Chairman will be a maximum of 60% of base salary received during the performance period and the award to other participants will be a maximum of 50% of base salary received during the performance period. In no event, however, will an annual award to any single participant exceed $1.5 million. Awards will be reduced pro rata if performance is between the minimum and maximum performance targets, with performance in respect of the earnings-per-share target and performance in respect of the return-on-equity target each weighted in determining the overall bonus to be paid. For example, if the earnings-per-share maximum were achieved, but the return-on-equity minimum were not achieved, and the Executive Compensation Committee had established that the return-on-equity goal and the earnings-per-share were each to be weighted 50% in determining the overall bonus to be paid, each participant would receive a maximum of 50% of his or her bonus award under the Plan. Similarly, if earnings-per-share performance and return-on-equity performance were each midway between the respective minimum and maximum targets and the Executive Compensation Committee had established that the return-on-equity goal and the earnings-per-share were each to be weighted 50% in determining the overall bonus to be paid, each participant would receive a maximum of 50% of his or her bonus award under the Plan. The Executive Compensation Committee may, however, reduce or eliminate the compensation otherwise payable upon the attainment of targeted performance for any one or more of the participants.

     All awards will be made in cash after certification by the Executive Compensation Committee that the specified levels of performance goals have been achieved.

     The awards which would have been paid or that would be payable in the future under the Annual Incentive Plan cannot be determined because the payment of such awards would be contingent upon attainment of the pre-established performance goals, the maximum amount of such awards would depend on the Corporation's earnings per share and return on equity, subject to the maximum amount stated above, and the actual incentive award may reflect exercise of the Executive Compensation Committee's discretion to reduce the incentive award otherwise payable upon attainment of the performance goals. For a description of and amounts paid under the 1994 Senior Executives Annual Incentive Plan, see the Annual Bonuses section of the Report of the Executive Compensation Committee and the Summary Compensation Table.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR
ADOPTION OF THE SENIOR EXECUTIVES ANNUAL INCENTIVE PLAN AND THE
PERFORMANCE GOALS UNDER THE PLAN. (ITEM 2 ON PROXY CARD).


                          VOTE REQUIRED

     Consistent with state law and under the Corporation's By-laws, a majority of the shares entitled to be cast on a particular matter, present in person or represented by proxy, constitutes a quorum as to such matter. Votes cast by proxy or in person at the 1995 Annual Meeting will be counted by persons appointed by the Corporation to act as tellers for the meeting.


     The six nominees for election as directors at the 1995 Annual Meeting who receive the greatest number of votes properly cast for the election of directors shall be elected directors. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote is necessary to approve the action proposed in Item 2 of the accompanying Notice of 1995 Annual Meeting of Stockholders.

     The tellers will count the total number of votes cast "for" approval of Item 2 for purposes of determining whether sufficient affirmative votes have been cast. The tellers will count shares represented by proxies that withhold authority to vote for a nominee for election as a director or that reflect abstentions and "broker non-votes" (i.e., shares represented at the meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and
(ii) the broker or nominee does not have the discretionary voting power on a particular matter) only as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum. Neither abstentions nor broker non-votes have any effect in the election of directors. With respect to Item 2, abstentions will have the effect of a vote against the matter while broker non-votes will have no effect on the matter.

      In the event that sufficient votes in favor of the proposal set forth in Item 2 of the Notice of 1995 Annual Meeting of Stockholders are not received by the time of the meeting or any adjournment thereof, the persons named as proxies may propose one or more adjournments of the meeting to permit further solicitation of proxies with respect to the proposal. Any such adjournment will require the affirmative vote of the majority of the shares voted on the question in person or by proxy at the session of the meeting to be adjourned. The persons named as proxies will vote in favor of such adjournment those proxies which they are entitled to vote in favor of the proposal in the event that such persons believe that further solicitation of proxies will result in approval of the proposal. They will vote against any such adjournment those proxies required to be voted against the proposal and will not vote any proxies that direct them to abstain from voting on the proposal.

            PROPOSALS AND NOMINATIONS BY STOCKHOLDERS

     Stockholders who wish to present proposals at the 1996 Annual Meeting of Stockholders for inclusion in the Corporation's proxy material for that meeting must submit such proposals to the Secretary of the Corporation on or before November 14, 1995 for inclusion in the proxy materials circulated by the Board of Directors relating to the 1996 Annual Meeting.

     Pursuant to the By-laws of the Corporation, proposals of business and nominations for directors other than those to be included in the Corporation's proxy statement and form of proxy may be made by stockholders of record entitled to vote at the meeting if notice is timely given and if the notice contains the information required by the By-laws. Except as noted below, to be timely a notice with respect to the 1996 Annual Meeting must be delivered to the Secretary of the Corporation no earlier than January 19, 1996 and no later than February 18, 1996 unless the date of the 1996 Annual Meeting is advanced by more than thirty
(30) days or delayed by more than sixty (60) days from the anniversary date of the 1995 Annual Meeting in which event the By-laws provide different notice requirements. In the event the Board of Directors nominates a New Nominee (as defined) a stockholder's notice shall be considered timely if delivered not later than the 10th day following the date on which public announcement (as defined) is first made of the election or nomination of such New Nominee. Any proposal of business or nomination should be mailed to: Secretary, State Street Boston Corporation, 225 Franklin Street, Boston, Massachusetts 02110.


                          OTHER MATTERS

     The Board of Directors does not know of any other matters which may be presented for action at the meeting. Should any other business come before the meeting, the persons named on the enclosed

proxy will, as stated therein, have discretionary authority to vote the shares represented by such proxies in accordance with their best judgment.

     The Board of Directors would like to have you attend the meeting in person. Please, however, mark, date, sign and return the enclosed proxy as promptly as possible in any event. If you attend the meeting, you may nonetheless vote in person by ballot if you desire.




March 14, 1995

[STATE STREET LOGO]
State Street Boston Corporation
225 Franklin Street
Boston, Massachusetts 02101

PROXY                                                         PROXY
                 STATE STREET BOSTON CORPORATION

         ANNUAL MEETING OF STOCKHOLDERS - APRIL 19, 1995

           SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


The undersigned stockholder of State Street Boston Corporation (the "Corporation") hereby appoints Susanne G. Clark, Evalyn Lipton Fishbein and Claire A. Fusco (each with power to act without the others and with power of substitution) proxies to represent the undersigned at the Annual Meeting of Stockholders of the Corporation to be held on April 19, 1995 and at any adjournments thereof, with all the power the undersigned would possess if personally present, and to vote, as designated, all shares of Common Stock of the Corporation which the undersigned may be entitled to vote at said Meeting, hereby revoking any proxy heretofore given.

TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS JUST SIGN AND DATE THE OTHER SIDE; NO BOXES NEED TO BE CHECKED.

PLEASE VOTE, DATE, AND SIGN ON OTHER SIDE AND RETURN PROMPTLY IN
ENCLOSED ENVELOPE.

Please sign this proxy exactly as your name appears on the books of the Corporation. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

HAS YOUR ADDRESS CHANGED?           DO YOU HAVE ANY COMMENTS?

________________________________    _______________________________

________________________________    _______________________________

________________________________    _______________________________

                                  1. Election of Six Directors:
 [X]  PLEASE MARK VOTES AS IN                             FOR ALL
      THIS EXAMPLE                    FOR     WITHHOLD    EXCEPT
                                      [ ]       [ ]        [ ]
Each of these matters is fully    J. BAUTE, L. JULIBER, C. LAMANTIA
described in the Notice of and         D. SPINA and R. WEISSMAN
Proxy Statement for the Meeting,      If you do not wish your
receipt of which is hereby            shares voted "FOR" one or
acknowledged.  THE BOARD OF           more nominees, mark the
DIRECTORS RECOMMENDS THAT YOU         "FOR ALL EXCEPT" box and
GRANT AUTHORITY FOR THE ELECTION      strike a line through the
OF DIRECTORS AND THAT YOU VOTE FOR    nominee(s) name.  Your
ITEM 2.  THE SHARES REPRESENTED       shares will be voted for
BY THIS PROXY WILL BE VOTED           the remaining nominee(s).
IN ACCORDANCE WITH THE
SPECIFICATIONS MADE.  IF NO        2. Proposal to approve the
SPECIFICATION IS MADE, THE PROXY      Senior Executives Annual
WILL BE VOTED IN ACCORDANCE           Incentive Plan and the
WITH THE BOARD OF DIRECTORS'          performance goals under
RECOMMENDATIONS.                      the Plan.

                                      FOR     AGAINST     ABSTAIN
   RECORD DATE SHARES:                [ ]      [ ]         [ ]

                                   3. In their discretion, the
                                      Proxies are authorized to
                                      vote upon such other
                                      business as may properly
                                      come before the meeting or
Please be sure to sign and date       any adjournments thereof.
this Proxy.

____________________ Date:______
(Stockholder)                      Mark box at right if
                                   comments or address change
____________________ Date:______   have been noted on the     [ ]
(Co-owner)                         reverse side of this card.

----------------------------------------------------------------
DETACH CARD

                 STATE STREET BOSTON CORPORATION


DEAR STOCKHOLDER:

You are cordially invited to attend the 1995 Annual Meeting of Stockholders of State Street Boston Corporation. The meeting will be held in the Enterprise Room at 225 Franklin Street, Boston, Massachusetts on Wednesday, April 19, 1995, at 10:00 a.m. Your Board of Directors and management look forward to greeting those stockholders able to attend.

The notice of meeting and proxy statement which follow describe the business to be conducted at the meeting. In addition to a proposal to elect directors, you will be asked to approve the Senior Executives Annual Incentive Plan and the performance goals under the Plan. State Street's goal is to be the leading global servicer of financial assets. To help achieve this goal in competitive global markets, State Street's executive compensation program is designed to link executive compensation directly to the Corporation's performance, growth in stockholder value and the contribution of the executives to those results. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THESE PROPOSALS.

Your vote is very important. Whether or not you plan to attend the meeting, please carefully review the enclosed proxy statement.
Then complete, sign, date and mail promptly the accompanying proxy in the enclosed return envelope. To be sure that your vote will be received in time, please return the proxy at your earliest convenience.

We look forward to seeing you at the Annual Meeting so that we can update you on our progress. Your continuing interest is very much appreciated.

Sincerely,



Marshall N. Carter
Chairman and Chief Executive Officer